                                 EXHIBIT (4)

                        C R E D I T    A G R E E M E N T



           Credit agreement, effective as of the 11th day of April, 1995, between PARK-OHIO INDUSTRIES, INC., an Ohio corporation (hereinafter sometimes called the "Borrower"), the banking institutions named in Annex 1 attached hereto and made a part hereof (hereinafter sometimes collectively called the "Banks" and individually "Bank") and SOCIETY NATIONAL BANK, 127 Public Square, Cleveland, Ohio 44114-1306, as Agent for the Banks under this credit agreement (hereinafter sometimes called the "Agent").


                                  WITNESSETH:

           WHEREAS, the Borrower and the Banks desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrower upon the terms and subject to the conditions hereinafter set forth;

           NOW, THEREFORE, it is mutually agreed as follows:


                            ARTICLE I.   DEFINITIONS

           As used in this credit agreement, the following terms shall have the following meanings:

           "Adjusted LIBOR" shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (a) the applicable LIBOR rate by (b) 1.00 minus the Reserve Percentage.

           "Adjusted Prime Rate" shall mean the greater of (a) the Prime Rate or (b) one and one-half percent (1 1/2%) in excess of the Federal Funds Effective Rate.

           "Advantage" shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Bank in respect of Borrower's Debt to the Banks if such payment results in that Bank having a lesser share of Borrower's Debt to the Banks, than was the case immediately before such payment.

           "Applicable Spread" shall mean a percentage to be determined by (a) calculating the ratio of the Total Funded Indebtedness to the Capitalization for the most recent calendar quarter, and (b) selecting the corresponding applicable percentage contained in the following matrix:
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
                       Ratio of
                       --------
Total Funded Indebtedness to Capitalization        Applicable Percentage
- -------------------------------------------        ---------------------
Equal to or greater than .60 to 1.00       One and three-fourths percent (1-3/4 %)

Equal to or greater than .55 to 1.00,      One and one-half percent (1-1/2 %)
but less than .60 to 1.00

Equal to or greater than .50 to 1.00,      One and one fourth percent (1-1/4 %)
but less than .55 to 1.00

Equal to or greater than .45 to 1.00,      One and one eighth percent (1-1/8 %)
but less than .50 to 1.00

Less than .45 to 1.00                      One percent (1%)

Each Applicable Spread shall be effective on the first day of each fiscal quarter which follows the date upon which the Agent received, or, if earlier, the Agent should have received pursuant to Section 5.3 hereof, the consolidated financial statements of Borrower. Anything herein to the contrary notwithstanding, from the Closing Date until the earlier of (a) April 30, 1996 or (b) receipt by Agent of audited financial statements for Borrower's fiscal year ending December 31, 1995, the Applicable Spread shall be one and forty-two one-hundredths percent (1-42/100%). Furthermore, the above matrix does not modify or waive, in any respect, the requirements of Section 5.25 hereof, the rights of the Banks to charge the default rate described in Section
2.1 hereof, or the rights and remedies of the Banks pursuant to Articles VII and VIII hereof.

           "Capital Distributions" shall mean a payment made, liability incurred or other consideration given for the purchase, acquisition, redemption or retirement of any capital stock of any Company or as a dividend, return of capital or other distribution (other than any stock dividend or stock split payable only in capital stock of the Company in question) in respect of any Company's capital stock.

           "Capital Expenditures" shall mean the amount as determined in accordance with generally accepted accounting principles, applied on a basis not inconsistent with present accounting procedures.

           "Capitalization" shall mean the sum of (a) Total Funded Indebtedness plus (b) Equity.

           "Cleveland Banking Day" shall mean a day on which the main office of the Agent is open for the transaction of business.

           "Closing Date" shall mean the effective date of this credit agreement.

           "Commitment" shall mean the obligation hereunder of each Bank to make loans pursuant to the Revolving Credit Commitment and the Term Loan Commitment up to the amount set forth
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opposite such Bank's name under the column headed "Maximum Amount" as described in Annex 1 hereof during the Commitment Period (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

           "Commitment Period" shall mean the period from the Closing Date to March 31, 1999.

           "Company" shall mean Borrower or a Subsidiary.

           "Consolidated Cash-In-Flow" shall mean, for the time period in question and on a consolidated basis and in accordance with generally accepted accounting principles not inconsistent with their present accounting procedures, the aggregate of (a) Consolidated Net Earnings and (b) Consolidated Depreciation, Obsolescence and Amortization Charges, less (c) Capital Distributions.

           "Consolidated Cash-Out-Flow" shall mean, for the time period in question and on a consolidated basis and in accordance with generally accepted accounting principles not inconsistent with their present accounting procedures, the aggregate of (a) the current portion of Funded Indebtedness for the period in question as of the end of that period, (b) all Capital Expenditures, and (c) all capital assets acquired for cash (nonborrowed money) as a result of one or more corporate acquisitions, mergers and/or consolidations.

           "Consolidated Depreciation, Obsolescence and Amortization Charges" shall mean the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Borrower and its Consolidated Subsidiaries for the year in question as determined in accordance with generally accepted accounting principles not inconsistent with their present accounting procedures.

           "Consolidated Net Current Assets" shall mean the excess of Current Assets of Borrower and its Consolidated Subsidiaries over their Current Liabilities as determined on a consolidated basis and in accordance with generally accepted accounting principles not inconsistent with their present accounting procedures, with the understanding, however, that, without limiting the generality of the foregoing, the amounts of the principal installments maturing within twelve months of the date in question on any promissory note (including any Note), and all accrued taxes shall be included in Current Liabilities and applicable reserves and other properly deductible items shall be deducted from Current Assets.

           "Consolidated Net Earnings" shall mean the net earnings (losses) of Borrower and its Consolidated Subsidiaries, after taxes and after extraordinary items (but without giving effect to any gain resulting from the re-appraisal or write-up of any asset or the sale of any asset other than inventory), as determined on a consolidated basis in accordance with generally accepted accounting principles applied on a basis not inconsistent with their present accounting procedures.

           "Consolidated Net Worth" shall mean the excess of the net book value (after deduction of all applicable reserves and excluding any re-appraisal or write-up of assets) of the assets (other than patents, good will, treasury stock and other intangibles) of Borrower and its Consolidated





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Subsidiaries over all of their liabilities (other than Subordinated liabilities) as determined on a consolidated basis in accordance with generally accepted accounting principles applied on a basis not inconsistent with their present accounting procedures.

           "Consolidated Subsidiary" shall mean, at any particular time, every Subsidiary other than those Subsidiaries which are not included as consolidated subsidiaries of Borrower in the financial statements contained in the then most recent annual or periodic report filed by Borrower with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of such Commission) on Form 10-K, 10-Q or 8-K pursuant to the Securities Exchange Act of 1934, as then in effect (or any comparable forms under similar federal statutes then in force), and in Borrower's most recent financial statements furnished to its stockholders and certified by Borrower's independent certified public accountants; provided that such excluded Subsidiary or Subsidiaries shall be excluded from Consolidated Subsidiaries hereunder only for so long as it or they are so excluded from such financial statements filed with such Commission and furnished to such stockholders.

           "Controlled Group" shall mean a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as may be amended from time to time, of which Borrower or any Consolidated Subsidiary is a part.

           "Current Assets" and "Current Liabilities" shall mean the amounts as determined on a consolidated basis and in accordance with generally accepted accounting principles, applied on a basis not inconsistent with present accounting procedures, with the understanding, however, that without limiting the generality of the foregoing, the amounts of the principal installments maturing within twelve months of the date in question on any promissory note (including any Note), and all accrued taxes shall be included in Current Liabilities and applicable reserves and other properly deductible items shall be deducted from Current Assets.

           "Debt" shall mean, collectively, all indebtedness incurred by Borrower to the Banks pursuant to this credit agreement and includes the principal of and interest on all Notes and each extension, renewal or refinancing thereof in whole or in part, the commitment fees, other fees and any prepayment premium payable hereunder.

           "Derived LIBOR Rate" shall mean a rate per annum which shall be the Applicable Spread in excess of Adjusted LIBOR.

           "Environmental Laws" shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

           "Equity" shall mean the sum, on a consolidated basis, of Borrower's retained earnings, common stock, cumulative preferred stock (so long as it is not convertible into indebtedness or





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redeemable prior to payment in full of the Debt), and additional paid in capital, less treasury stock.

           "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

           "Event of Default" shall mean an event, condition or thing which constitutes any event of default referred to in Article VII hereof and which has not been appropriately waived by the Majority Banks in writing.

           "Federal Funds Effective Rate" shall mean for any day, the rate per annum (rounded upward to the nearest 1/100 of one percent) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this credit agreement.

           "Funded Indebtedness" shall mean indebtedness which (including any renewal or extension in whole or in part) matures or remains unpaid more than twelve (12) months after the date on which originally incurred.

           "Guarantor" means one who pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or one who agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

           "Guarantor of Payment" means any one of Bennett Industries, Inc., Castle Rubber Company, Kay Home Products, Inc., General Aluminum Mfg. Company, Blue Falcon Investments, Inc., RB&W Corporation, Blue Falcon Forge, Inc., and Tocco, Inc., which are each executing and delivering a Guaranty of Payment, or any other party which shall deliver a Guaranty of Payment to the Agent subsequent to the Closing Date.

           "Guaranty of Payment" means each of the guaranties of payment of debt executed and delivered on or about the date hereof in connection herewith by the Guarantors of Payment, as the same may be from time to time amended, supplemented or otherwise modified.

           "Interest Adjustment Date" shall mean the last day of each Interest Period.

           "Interest Period" shall mean a period of one (1), two (2), three
(3), or six (6) months (as selected by Borrower) commencing on the applicable borrowing or conversion date of each LIBOR Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a reduction in Commitment as provided in Section 2.5 hereof, prepayment or conversion rights or obligations as provided in 3.5 hereof, or maturity of





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LIBOR Loans as provided in Section 2.1A or 2.1B hereof, such period shall be shortened to end on such date. If Borrower fails to select a new Interest Period with respect to an outstanding LIBOR Loan at least three (3) London Banking Days prior to any Interest Adjustment Date, Borrower shall be deemed to have converted such LIBOR Loan to a Prime Rate Loan. With respect only to that portion of the LIBOR Loans (as described in Section 2.1B hereof) during the seven (7) year term loan period which represents a mandatory quarter-annual installment of principal during the last six (6) years, Borrower may not select an Interest Period the maturity of which would extend beyond the due date of such installment payment without becoming subject to the provisions of Section
2.4 hereof.

           "Letter of Credit" shall mean any sight commercial documentary letter of credit or any standby letter of credit which shall be issued by the Agent for the benefit of Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one (1) year after its date of issuance or (b) the last day of the Commitment Period.

           "LIBOR" shall mean the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in United States dollars for the relevant Interest Period and in the amount of the LIBOR Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Reference Bank by prime banks in any Eurodollar market reasonably selected by the Reference Bank, determined as of 11:00 a.m. London time (or as soon thereafter as practicable), two (2) London Banking Days prior to the beginning of the relevant Interest Period pertaining to a LIBOR Loan hereunder.

           "LIBOR Loans" shall mean those loans described in Sections 2.1A or 2.1B hereof on which Borrower shall pay interest at a rate based on LIBOR.

           "London Banking Day" shall mean a day on which banks are open for business in London, England, and quoting deposit rates for dollar deposits.

           "Majority Banks" shall mean the holders of sixty-six and two-thirds percent (66-2/3%) of the amount of the Commitments, or, if there is any borrowing hereunder, the holders of sixty-six and two-thirds percent (66-2/3%) of the amount of the Notes.

           "Note" or "Notes " shall mean any Revolving Credit Note or Notes and any Term Note or Notes, executed and delivered pursuant to Sections 2.1A and 2.1B hereof, or any other note delivered pursuant to this credit agreement.

           "Plan" shall mean any employee pension benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, established or maintained by Borrower, any Consolidated Subsidiary, or any member of the Controlled Group, or any such Plan to which Borrower, any Consolidated Subsidiary, or any member of the Controlled Group is required to contribute on behalf of any of its employees.





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
           "Prime Rate" shall mean the interest rate established from time to time by Agent as Agent's prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Bank for commercial or other extensions of credit.

           "Prime Rate Loans" shall mean those loans described in Sections 2.1A or 2.1B hereof on which Borrower shall pay interest at a rate based on the Adjusted Prime Rate.

           "Possible Default" shall mean an event, condition or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, any Event of Default and which has not been appropriately waived by the Majority Banks in writing or fully corrected prior to becoming an actual event of default.

           "Reference Bank" shall mean the Cayman Islands branch office of Society National Bank.

           "Related Writing" shall mean any Note, assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by Borrower, any Subsidiary or any Guarantor of Payment, or any of their respective officers, to the Banks pursuant to or otherwise in connection with this credit agreement.

           "Reportable Event" shall mean a reportable event as that term is defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

           "Reserve Percentage" shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Adjusted LIBOR shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

           "Revolving Credit Commitment" shall mean the obligation hereunder of each Bank to make revolving loans and to participate in the issuance of Letters of Credit, up to the aggregate amount set forth opposite such Bank's name under the column headed "Revolving Credit Commitment Amount" as listed in Annex 1 hereof during the Commitment Period (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

           "Revolving Credit Note" shall mean any Revolving Credit Note executed and delivered pursuant to Section 2.1A hereof.

           "Subordinated", as applied to indebtedness, shall mean that the indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Banks) in favor of the prior payment in full of Borrower's Debt to the Banks.





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           "Subsidiary" shall mean an existing or future corporation, the majority of the outstanding capital stock or voting power, or both, of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned at the time in question by Borrower or by another such corporation or by any combination of Borrower and such corporations.

           "Term Loan Commitment" shall mean the obligation hereunder of each Bank to make a term loan, up to the aggregate amount set forth opposite such Bank's name under the column headed "Term Loan Commitment Amount" as listed in Annex 1 hereof.

           "Term Note" shall mean the Term Notes executed and delivered pursuant to Section 2.1B hereof.

           "Total Funded Indebtedness" shall mean all indebtedness of Borrower, on a consolidated basis, which (including any renewal or extension in whole or in part) matures or remains unpaid more than twelve (12) months after the date on which originally incurred.

           "Total Liabilities" shall mean the total of all items of indebtedness or liability which, in accordance with generally accepted accounting principles, applied on a basis not inconsistent with present accounting procedures, would be included in determining total liabilities on the liability side of the balance sheet as of the date of determination.

           "Voting Stock" shall mean stock of a corporation of a class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by the reason of the happening of any contingency).

           "Wholly-Owned Consolidated Subsidiary" shall mean each Consolidated Subsidiary all of whose outstanding stock, other than directors' qualifying shares, shall at the time be owned by Borrower and/or by one or more Wholly-Owned Consolidated Subsidiaries.

           Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by generally accepted accounting principles, applied on a basis not inconsistent with Borrower's present accounting procedures.

           The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

                     ARTICLE II. AMOUNT AND TERMS OF CREDIT

           SECTION 2.1. AMOUNT AND NATURE OF CREDIT. Subject to the terms and provisions of this credit agreement, each Bank will participate to the extent hereinafter provided in making loans to Borrower, and issuing Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Revolving Credit Commitment and the Term Loan Commitment; provided, however, that in no event shall the aggregate principal





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amount of all loans and Letters of Credit outstanding under this credit agreement during the Commitment Period be in excess of One Hundred Million Dollars ($100,000,000).

           Each Bank, for itself and not one for any other, agrees to participate in borrowings made and Letters of Credit issued hereunder on such basis that (a) immediately after the completion of any borrowing by Borrower or issuance of a Letter of Credit hereunder, the aggregate principal amount then outstanding on Notes issued to such Bank, when combined with such Bank's pro rata share of issued and outstanding Letters of Credit, shall not be in excess of the amount shown opposite the name of such Bank under the column headed "Maximum Amount" as set forth in Annex 1 hereto for the Commitment Period, and
(b) such aggregate principal amount outstanding on Notes issued to such Bank, when combined with such Bank's pro rata share of issued and outstanding Letters of Credit, shall represent that percentage of the aggregate principal amount then outstanding on all Notes (including the Notes held by such Bank) which is shown opposite the name of such Bank under the column headed "Percentage" in Annex 1 hereto.

           Each borrowing from, and reduction of Commitments of, the Banks hereunder shall be made pro rata according to their respective Commitments. The aforementioned loans may be made as revolving loans and as term loans, and Letters of Credit may be issued, as follows:

           A.          Revolving Credit.

           1.          Loans.      Subject to the terms and conditions of this
credit agreement, during the Commitment Period, each Bank will make a loan or loans to Borrower in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any one time outstanding hereunder the Revolving Credit Commitment of such Bank, when such loans are combined with such Bank's pro rata share of issued and outstanding Letters of Credit described in paragraph 2 below. Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow hereunder up to the Revolving Credit Commitment amount by means of any combination of (a) Prime Rate Loans maturing on the last day of the Commitment Period, bearing interest at a rate per annum which shall be the Adjusted Prime Rate from time to time in effect and drawn down in aggregate amounts of not less than Five Hundred Thousand Dollars ($500,000) or any multiple thereof, or
(b) LIBOR Loans maturing on the last day of the Commitment Period, drawn down in aggregate amounts of not less than One Million Dollars ($1,000,000) or any multiple thereof, bearing interest at a rate per annum which shall be the Derived LIBOR Rate, fixed in advance of each Interest Period as herein provided for each such Interest Period. Interest hereunder shall be based on a year having 360 days, and calculated for the actual number of days elapsed.

           Borrower shall pay interest on the unpaid principal amount of Prime Rate Loans outstanding from time to time from the date thereof until paid, on the last day of each succeeding June, September, December and March of each year and at the maturity thereof, commencing June 30, 1995. Borrower shall pay interest at a fixed rate for each Interest Period on the unpaid principal amount of LIBOR Loans outstanding from time to time from the date thereof until paid, payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an





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Interest Period exceed three months, the interest must be paid every three months from the beginning of such Interest Period).

           At the request of Borrower, provided no Event of Default exists hereunder, the Banks shall convert Prime Rate Loans to LIBOR Loans at any time and shall convert LIBOR Loans to Prime Rate Loans on any Interest Adjustment Date, but each request for loans under this Paragraph A must either be for Prime Rate Loans or LIBOR Loans.

           The obligation of Borrower to repay the Prime Rate Loans and the LIBOR Loans made by each Bank and to pay interest thereon shall be evidenced by a Revolving Credit Note of Borrower substantially in the form of Exhibit A hereto, with appropriate insertions, dated the date of this credit agreement and payable to the order of such Bank on the last day of the Commitment Period in the principal amount of its Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of revolving credit loans made hereunder by such Bank. The principal amount of the Prime Rate Loans and the LIBOR Loans made by each Bank and all prepayments and payments thereof and the applicable dates with respect thereto shall be recorded by each Bank from time to time on the records of such Bank by such method as each Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under such Note. The aggregate unpaid amount of Prime Rate Loans and LIBOR Loans set forth on the records of such Bank shall be rebuttably presumptive evidence of the principal amount owing and unpaid on such Revolving Credit Note. If an Event of Default shall occur hereunder, the principal of the Revolving Credit Note and the unpaid interest thereon shall bear interest, until paid (or until, if ever, such Event of Default may be waived in writing by the Banks), at a rate per annum which shall be two per cent (2%) in excess of the Adjusted Prime Rate from time to time in effect. Subject to the provisions of this credit agreement, Borrower shall be entitled under this Paragraph A to borrow funds, repay the same in whole or in part and reborrow hereunder at any time and from time to time during the Commitment Period.

           2. Letters of Credit. Subject to the terms and conditions of this credit agreement, during the Commitment Period, the Agent will, in the name of Society National Bank, but only as Agent for the Banks, issue such Letters of Credit for the account of Borrower or any Guarantor of Payment, as Borrower may from time to time request. Borrower shall not request any Letter of Credit (and the Agent shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (a) the aggregate amount of all issued and outstanding Letters of Credit would exceed Four Million Dollars ($4,000,000) or
(b) the sum of (i) the aggregate outstanding principal amount of the revolving credit loans described in paragraph 1 above, plus (ii) the aggregate of all issued and outstanding Letters of Credit shall exceed the Revolving Credit Commitment. The issuance of each Letter of Credit shall confer upon each Bank the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of that Bank's percentage as set forth on Annex 1.

           Each request for a Letter of Credit shall be delivered to the Agent not later than 11:00AM (Cleveland, Ohio time) three (3) Cleveland Banking Days prior to the day upon which the Letter of Credit is to be issued. Each such request shall be in a form acceptable to the Agent and specify the face amount thereof, whether such Letter of Credit is a commercial documentary or





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
a standby Letter of Credit, the account party, the beneficiary and the intended date of issuance. Concurrently with each such request, Borrower, and any Guarantor of Payment for whose benefit the Letter of Credit is to be issued, shall execute and deliver to the Agent an appropriate application and agreement, being in the standard form of Society National Bank for such letters of credit, as amended to conform to the provisions of this credit agreement if required by the Agent. The Agent shall give each Bank notice of each such request for a Letter of Credit.

           In respect of each Letter of Credit which is a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of Borrower or a Guarantor of Payment, Borrower agrees to pay to Society National Bank, for its sole account, a non-refundable commission based upon the face amount of the Letter of Credit, which shall be paid on the date that any draw is made on a Letter of Credit, at the rate of one-fourth of one percent (1/4%) of the amount drawn under the Letter of Credit, in addition to such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by Society National Bank under its fee schedule as in effect from time to time. In respect of each Letter of Credit which is a standby letter of credit and the drafts thereunder, if any, whether issued for the account of Borrower or a Guarantor of Payment, Borrower agrees (a) to pay to Society National Bank, for the pro rata benefit of the Banks, a non-refundable commission based upon the face amount of the Letter of Credit, which shall be paid on the date that such Letter of Credit is issued, at the rate of one percent (1%) of the face amount of the Letter of Credit; and (b) to pay to Society National Bank for its sole account, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by Society National Bank under its fee schedule as in effect from time to time.

           Whenever a Letter of Credit is drawn, unless the amount drawn is immediately reimbursed by Borrower, the amount outstanding thereunder shall be deemed to be a revolving credit loan to Borrower subject to the provisions of this Section 2.1A and shall be evidenced by the Revolving Credit Notes. Each such revolving credit loan shall be deemed to be a Prime Rate Loan unless otherwise requested by and available to Borrower hereunder. Each Bank is hereby authorized to record on its Revolving Credit Note such Bank's pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

           B. Term Loan. Subject to the conditions of this credit agreement, the Banks will make a seven (7) year term loan to Borrower in such amount, if any, as Borrower may request on the Closing Date, but not exceeding the Term Loan Commitment of such Bank then in effect. To evidence the term loan, Borrower shall execute and deliver to each Bank an appropriate Term Note dated the date the term loan is to be made, and substantially in the form of Exhibit B hereto, with appropriate insertions. The Term Notes shall be payable in twenty-four (24) consecutive quarter annual installments aggregating One Million Two Hundred Fifty Thousand Dollars ($1,250,000) for each quarter, commencing June 30, 1996 and continuing on the last day of each succeeding September, December, March and June of each year, through December 31, 2001, with the balance thereof payable in full on March 31, 2002. Borrower shall notify the Agent at the time of the request whether the term loan will be a Prime Rate Loan or a LIBOR Loan. The term loan must be either a Prime Rate Loan or a LIBOR Loan, and may not be a mixture of a Prime Rate Loan and a LIBOR Loan; but the Banks, at the request of Borrower, shall convert a Prime Rate Loan to a LIBOR Loan at any time and shall convert a LIBOR Loan to a Prime Rate Loan on any Interest Adjustment Date. Interest hereunder shall be based on a year having 360 days, and calculated for the actual number of days elapsed.

           If the loan is a Prime Rate Loan, Borrower shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, on the last day of each succeeding June, September, December, and March of each year and at the maturity thereof, commencing June 30, 1995, at a rate per annum which shall be the Adjusted Prime Rate from time to time in effect. Any change in such rate resulting from a change in the Adjusted Prime Rate shall be effective immediately from and after such change in the Adjusted Prime Rate. If the loan is a LIBOR Loan, Borrower shall pay interest at a fixed rate for each Interest Period on the unpaid principal amount of the LIBOR Loan outstanding from time to time from the date thereof until paid, payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period exceeds three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period), at a rate per annum which shall be the Derived LIBOR Rate, fixed in advance of each Interest Period as herein provided for each such Interest Period.

           The principal amount of the Prime Rate Loans and the LIBOR Loans made by each Bank and all prepayments and payments thereof and the applicable dates with respect thereto shall be recorded by such Bank from time to time on the records of such Bank by such method as each Bank may generally employ. The aggregate unpaid amount of Prime Rate Loans and LIBOR Loans set forth on the records of each Bank shall be rebuttably presumptive evidence of the principal amount owing and unpaid on each Term Note; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under such Note. If an Event of Default shall occur hereunder, the principal of each Term Note and the unpaid interest thereon shall bear interest, until paid (or until, if ever, such Event of Default may be waived in writing by the Banks), at a rate per annum which shall be two per cent (2%) in excess of the Adjusted Prime Rate from time to time in effect.

           SECTION 2.2. CONDITIONS TO LOANS. The obligation of each Bank to make the loans hereunder is conditioned, in the case of each borrowing hereunder, upon (a) receipt by the Agent of one (1) Cleveland Banking Day's notice from Borrower of the proposed date and aggregate amount of the borrowing of any Prime Rate Loans, and three (3) London Banking Days' notice from Borrower of the proposed date, aggregate amount and initial Interest Period of any LIBOR Loans, of which date, amount and initial Interest Period (if applicable) the Agent shall notify each Bank promptly upon the receipt of such notice, and, in any event, by 2:00 P.M. on the date such notice is received, and on the date such loan is to be made, each Bank shall provide the Agent not later than 2:00 P.M. Cleveland time, with the amount in federal or other immediately available funds, required of it; (b) the fact that no Possible Default shall then exist or immediately after the loan would exist; and (c) the fact that the representations and warranties contained in Article VI hereof shall be true and correct in all material respects with the same force and effect as if made on and as of the date of such borrowing except to the extent that any thereof expressly relate to an earlier date. Each request for a borrowing by Borrower hereunder shall be deemed to be a representation and warranty by Borrower as of the date of such request for a borrowing as to the facts specified in (b) and (c) above.

           SECTION 2.3. PAYMENT ON NOTES, ETC. All payments of principal, interest and commitment and other fees shall be made to the Agent in immediately available funds for the account of the Banks, and the Agent, within one (1) Cleveland Banking Day, shall distribute to each Bank its ratable share of the amount of principal, interest, and commitment and other fees received by it for the account of such Bank. Each Bank shall endorse each Note held by it with appropriate notations evidencing each payment of principal made thereon or shall record such principal payment by such other method as such Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under each such Note. Whenever any payment to be made hereunder, including without limitation any payment to be made on any Note, shall be stated to be due on a day which is not a Cleveland Banking Day, such payment shall be made on the next succeeding Cleveland Banking Day and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, however, that with respect to any LIBOR Loan, if the next succeeding Cleveland Banking Day falls in the succeeding calendar month, such payment shall be made on the preceding Cleveland Banking Day and the relevant Interest Period shall be adjusted accordingly.

           SECTION 2.4. PREPAYMENT. Borrower shall have the right at any time or from time to time, upon two (2) Cleveland Banking Days' prior written notice to the Agent in the case of Prime Rate Loans, without the payment of any premium or penalty, or three (3) London Banking Days' prior written notice in the case of LIBOR Loans (subject to the payment of a prepayment penalty as hereinafter described in this Section 2.4), to prepay on a pro rata basis, all or any part of the principal amount of the Notes then outstanding as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment. In any case of prepayment of any LIBOR Loans, Borrower agrees that if Adjusted LIBOR as determined as of 11:00 a.m. London time, three (3) London Banking Days prior to the date of prepayment of any LIBOR Loans (hereinafter, "Prepayment LIBOR") shall be lower than the last Adjusted LIBOR previously determined for those LIBOR Loans with respect to which prepayment is intended to be made (hereinafter, "Last LIBOR"), then Borrower shall, upon written notice by the Agent, promptly pay to the Agent, for the account of each of the Banks, in immediately available funds, a prepayment penalty measured by a rate (the "Prepayment Penalty Rate") which shall be equal to the difference between the Last LIBOR and the Prepayment LIBOR. In determining the Prepayment LIBOR, Agent shall apply a rate equal to Adjusted LIBOR for a deposit approximately equal to the amount of such prepayment which would be applicable to an Interest Period commencing on the date of such prepayment and having a duration as nearly equal as practicable to the remaining duration of the actual Interest Period during which such prepayment is to be made. The Prepayment Penalty Rate shall be applied to all or such part of the principal amounts of the Notes as related to the LIBOR Loans to be prepaid, and the prepayment penalty shall be computed for the period commencing with the date on which such prepayment is to be made to that date which coincides with the last day of the Interest Period previously established when the LIBOR Loans, which are to be prepaid, were made. Each prepayment of a LIBOR Loan shall be in the aggregate principal sum of not less than One Million Dollars ($1,000,000). In the event Borrower cancels a proposed LIBOR Loan subsequent to the delivery to the Agent of the notice of the proposed date, aggregate amount and initial Interest Period of such loan, but prior to the draw down of funds thereunder, such cancellation shall be treated as a prepayment subject to the aforementioned prepayment penalty. Each prepayment of the Notes evidencing the term loan shall be applied to the principal installments thereof in the inverse order of their respective maturities.

           SECTION 2.5. COMMITMENT FEES; TERMINATION OR REDUCTION OF COMMITMENTS. Borrower agrees to pay to Agent, for the ratable account of each Bank, as a consideration for its Commitment hereunder, a commitment fee calculated at the rate of one fourth of one per cent (1/4%) per annum (based on a year having 360 days, and calculated for the actual number of days elapsed) from the date hereof to and including the last day of the Commitment Period, on the average daily unborrowed amount of each Bank's Commitment hereunder, which unborrowed amount, for purposes of the commitment fee payable to each Bank, shall specifically include the sum of each Bank's undivided pro rata interest in the aggregate of all issued and outstanding Letters of Credit. The commitment fee shall be payable on June 30, 1995 and quarter-annually thereafter. Borrower may at any time or from time to time terminate in whole or ratably in part the Commitment of the Banks hereunder to an amount not less than the aggregate principal amount of the loans then outstanding, by giving Agent not less than two (2) Cleveland Banking Days' notice, provided that any such partial termination shall be in an aggregate amount for all of the Banks of Five Million Dollars ($5,000,000) or any integral multiple thereof. The Agent shall promptly notify each Bank of its proportionate amount and the date of each such termination. After each such termination, the commitment fees payable hereunder shall be calculated upon the Commitment of the Banks as so reduced. If Borrower terminates in whole the Commitment of the Banks, on the effective date of such termination (Borrower having prepaid in full the unpaid principal balance, if any, of the Notes outstanding, together with all interest (if any) and commitment and other fees accrued and unpaid and provided that no issued and outstanding Letters of Credit shall exist) all of the Notes outstanding shall be delivered to the Agent marked "Cancelled" and redelivered to Borrower. Any partial reduction in the Commitment of the Banks shall be effective during the remainder of the Commitment Period.


          ARTICLE III.   ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS

           SECTION 3.1. RESERVES OR DEPOSIT REQUIREMENTS, ETC. If at any time any law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Reserve Percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Loan(s) in question) against assets held by, or deposits in or for the amount of any loans by, any Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining hereunder LIBOR Loans or to reduce the amount of principal or interest received by such Bank with respect to such LIBOR Loans, then, upon demand by such Bank, Borrower shall pay to such Bank from time to time on Interest Adjustment Dates with respect to such loans, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, assuming (which assumption such Bank need not corroborate) such additional cost or reduced amount was allocable to such LIBOR Loans. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this
Section 3.1, setting forth the calculations therefor, shall be promptly submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this credit agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Cleveland Banking Days' prior written notice to such Bank through the Agent, may prepay the affected LIBOR Loans in full or convert all LIBOR Loans to Prime Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment penalties set forth in Section 2.4 hereof. Each Bank will notify Borrower as promptly as practicable (with a copy thereof delivered to the Agent) of the existence of any event which will likely require the payment by Borrower of any such additional amount under this Section.

           SECTION 3.2. TAX LAW, ETC. In the event that by reason of any law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, any Bank shall, with respect to this credit agreement or any transaction under this credit agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of such Bank) and if any such measures or any other similar measure shall result in an increase in the cost to such Bank of making or maintaining any LIBOR Loan or in a reduction in the amount of principal, interest or commitment fee receivable by such Bank in respect thereof, then such Bank shall promptly notify Borrower stating the reasons therefor. Borrower shall thereafter pay to such Bank upon demand from time to time on Interest Adjustment Dates with respect to such LIBOR Loans, as additional consideration hereunder, such additional amounts as will fully compensate such Bank for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

           If any Bank receives such additional consideration from Borrower pursuant to this Section 3.2, such Bank shall use its best efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration has been paid and shall reimburse Borrower to the extent, but only to the extent, that such Bank shall receive a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Bank) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Bank. If, at the time any audit of such Bank's income tax return is completed, such Bank determines, based on such audit, that it was not entitled to the full amount of any refund reimbursed to Borrower as aforesaid or that its net income taxes are not reduced by a credit or deduction for the full amount of taxes reimbursed to Borrower as aforesaid, Borrower, upon demand of such Bank, will promptly pay to such Bank the amount so refunded to which such Bank was not so entitled, or the amount by which the net income taxes of such Bank were not so reduced, as the case may be.

           Notwithstanding any other provision of this credit agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Cleveland Banking Days' prior written notice to such Bank through the Agent, may prepay the affected LIBOR Loans in full or convert all LIBOR Loans to Prime Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment penalties set forth in Section 2.4 hereof.

           SECTION 3.3. EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In respect of any LIBOR Loans, in the event that the Agent shall have determined that dollar deposits of the relevant amount for the relevant Interest Period for such LIBOR Loans are not available to the Reference Bank in the applicable Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR rate applicable to such Interest Period, as the case may be, the Agent shall promptly give notice of such determination to Borrower and (a) any notice of new LIBOR Loans (or conversion of existing loans to LIBOR Loans) previously given by Borrower and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make Prime Rate Loans, and (b) Borrower shall be obligated either to prepay or to convert any outstanding LIBOR Loans on the last day of the then current Interest Period or Periods with respect thereto.

           SECTION 3.4. INDEMNITY. Without prejudice to any other provisions of this Article III, Borrower hereby agrees to indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of any default by Borrower in payment when due of any amount hereunder in respect of any LIBOR Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by such Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

           SECTION 3.5. CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL. If at any time any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Bank to fund any LIBOR Loans which it is committed to make hereunder with moneys obtained in the Eurodollar market, the Commitment of such Bank to fund LIBOR Loans shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to Borrower and the Agent declare that its Commitment with respect to such loans has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify Borrower and the Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding in the applicable Eurodollar market of any LIBOR

Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify Borrower, the Agent and the other Banks thereof in writing stating the reasons therefor, and Borrower shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert all LIBOR Loans to Prime Rate Loans or prepay all LIBOR Loans to the Banks in full. Any such prepayment or conversion shall be subject to the prepayment penalties described in Section 2.4 hereof.

           SECTION 3.6. FUNDING. Each Bank may, but shall not be required to, make LIBOR Loans hereunder with funds obtained outside the United States.


                        ARTICLE IV.   OPENING COVENANTS

           Prior to or concurrently with the execution and delivery of this credit agreement, Borrower shall furnish to each Bank the following:

           SECTION 4.1.            RESOLUTIONS, ORGANIZATIONAL DOCUMENTS.
Certified copies of (a) the resolutions of the board of directors of Borrower evidencing approval of the execution of this credit agreement and the execution and delivery of the Notes as provided for herein and the execution of other Related Writings to which Borrower is a party, and (b) Borrower's Articles of Incorporation and all amendments thereto.

           SECTION 4.2. LEGAL OPINION. A favorable opinion of counsel for Borrower as to (a) the matters referred to in Sections 6.1, 6.2, 6.3, 6.4 and 6.9 of this credit agreement, (b) that all of the indebtedness of Borrower and its Consolidated Subsidiaries relating to the 7-1/4% Convertible Senior Subordinated Debentures are fully subordinated, by their terms to payment in full of the Debt, (c) that RB&W Corporation is, as of the Closing Date, a Wholly-Owned Subsidiary of Borrower and (d) such other matters as Agent and the Banks may reasonably request.

           SECTION 4.3. CERTIFICATE OF INCUMBENCY. A certificate of the secretary or assistant secretary of Borrower certifying the names of the officers of Borrower authorized to sign this credit agreement, and the Notes, together with the true signatures of such officers.

           SECTION 4.4. GUARANTOR OF PAYMENT RESOLUTIONS, ORGANIZATIONAL DOCUMENTS. Certified copies of (a) the resolutions of the boards of directors, or executive committees thereof, of each Guarantor of Payment evidencing approval of the execution of its Guaranty of Payment and any other Related Writings to which such Guarantor of Payment is a party, and (b) each Guarantor of Payment's Articles (or Certificate) of Incorporation and all amendments thereto.

           SECTION 4.5. GUARANTOR OF PAYMENT LEGAL OPINIONS. A favorable opinion of counsel for each Guarantor of Payment as to such matters as Bank may reasonably request.

           SECTION 4.6. GUARANTOR OF PAYMENT CERTIFICATES OF INCUMBENCY. A certificate of the secretary or assistant secretary of each Guarantor of Payment certifying the names of the officers of such Guarantor of Payment authorized to sign its Guaranty of Payment and any other Related Writings to which such Guarantor of Payment is a party.

           SECTION 4.7. GOOD STANDING CERTIFICATES. A good standing certificate for Borrower and each Guarantor of Payment issued on or about the date hereof by the Secretary of State in the state(s) where such Borrower or Guarantor of Payment is incorporated or qualified as a foreign corporation; provided that, with respect to RB&W Corporation, Borrower need only provide good standing certificates for the states of Delaware and Ohio.

           SECTION 4.8. CLOSING FEE/AGENT FEE. A closing fee of one-fourth of one percent (1/4%) (less, for each Bank, fees paid to such Bank pursuant to paragraph (k) of the letter agreement, dated as of February 6, 1995, among the Agent, the Banks, Borrower and the Guarantors of Payment) payable on the Closing Date to each Bank, based upon each Bank's pro rata share of the Commitment. In addition, Borrower shall pay to the Agent such agent fee as shall be agreed by Borrower and Agent.

           SECTION 4.9. LIEN SEARCHES. With respect to the property owned by Borrower and its Consolidated Subsidiaries: (a) the results of U.C.C. lien searches, satisfactory to the Agent and the Banks; and (b) the results of federal and state tax lien and judicial lien searches regarding Borrower and its Consolidated Subsidiaries, satisfactory to the Agent and the Banks.


                             ARTICLE V.   COVENANTS

           Borrower agrees that so long as the Commitments remain in effect and thereafter until the principal of and interest on all Notes and all other payments due hereunder shall have been paid in full, Borrower will perform and observe all of the following provisions, namely:

           SECTION 5.1. INSURANCE. Borrower and each Subsidiary will (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated; and (b) within ten (10) days of any Bank's written request, furnish to such Bank such information about any Company's insurance as that Bank may from time to time reasonably request (but in no event shall there be more than one such request by the Banks during any thirty (30) day period), which information shall be prepared in form and detail satisfactory to such Bank and certified by an officer of such Company.

           SECTION 5.2. MONEY OBLIGATIONS. Borrower and each Subsidiary will pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings) for which they may be or become liable or to which any or all of their properties may be or become subject; (b) all of their wage obligations to their employees in compliance with the Fair Labor Standards Act (29 U.S.C. 206-207) or any comparable provisions; and (c) all of their other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith) before such payment becomes overdue.

           SECTION 5.3. FINANCIAL STATEMENTS. Borrower will furnish to each Bank:

           (a) within sixty (60) days after the end of each of the first three quarter-annual periods of each of its fiscal years, balance sheets of Borrower and its Consolidated Subsidiaries as of the end of such period and statements of income (loss), stockholders equity and cash flow for the quarter and fiscal year to date periods, all prepared on consolidated and consolidating bases, in accordance with generally accepted accounting principles, applied on a basis not inconsistent with Borrower's present accounting procedures, and in form and detail satisfactory to the Banks and certified by a financial officer of Borrower; together with a certificate of such officer setting forth the Possible Defaults coming to such officer's attention or, if none, a statement to that effect;

           (b) within ninety (90) days after the end of each of its fiscal years, an annual audit report of Borrower and its Consolidated Subsidiaries for that year prepared on consolidated basis, in accordance with generally accepted accounting principles, applied on a basis not inconsistent with Borrower's present accounting procedures, and in form and detail satisfactory to the Banks and certified by an independent public accountant satisfactory to the Banks, which report shall include balance sheets and statements of income (loss), stockholder's equity and cash-flow for that period, together with a certificate by the accountant setting forth the Possible Defaults coming to its attention during the course of its audit or, if none, a statement to that effect;

           (c) within ninety (90) days after the end of each of its fiscal years, annual pro-forma projections for the then current fiscal year and the next two succeeding fiscal years, to be in form acceptable to the Agent;

           (d) as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they be issued, or sent by Borrower (in final form) to any securities exchange or over the counter authority or system, or to the Securities and Exchange Commission or any similar federal agency having regulatory jurisdiction over the issuance of Borrower's securities; and

           (e) within ten (10) days of any Bank's written request, such other information about the financial condition, properties and operations of any Company as such Bank may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to such Bank and certified by an officer of the Company or Companies in question.

           SECTION 5.4. FINANCIAL RECORDS. Borrower and each Subsidiary will at all times maintain true and complete records and books of account including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities, all in accordance with generally accepted accounting principles applied on a basis not inconsistent with present accounting procedures, and at all reasonable times (during normal business hours and upon notice to Borrower) permit the Banks to examine that Company's books and records and to make excerpts therefrom and transcripts thereof.

           SECTION 5.5. FRANCHISES. Borrower and each Consolidated Subsidiary will preserve and maintain at all times its existence, rights and franchises.

           SECTION 5.6. ERISA COMPLIANCE. Neither Borrower nor any Consolidated Subsidiary will incur any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder, or any material liability to the Pension Benefit Guaranty Corporation, established thereunder in connection with any Plan. Borrower will furnish to the Banks (a) as soon as possible and in any event within thirty (30) days after Borrower or such Consolidated Subsidiary knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of Borrower or such Consolidated Subsidiary setting forth details as to such Reportable Event and the action which Borrower or such Consolidated Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to Borrower or such Consolidated Subsidiary, (b) promptly after the filing thereof with the Internal Revenue Service, copies of each annual report with respect to each Plan established or maintained by Borrower or such Consolidated subsidiary for each plan year, including (i) where required by law, a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by an independent public accountant satisfactory to the Banks and (ii) an actuarial statement of such Plan applicable to such plan year, certified by an enrolled actuary of recognized standing acceptable to the Banks, and (c) promptly after receipt thereof a copy of any notice Borrower or such Consolidated Subsidiary, or any member of the Controlled Group may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by Borrower or such Consolidated Subsidiary; provided, that this latter clause shall not apply to notices of general application promulgated by the Pension Benefit Guaranty Corporation or the Internal Revenue Service. Borrower will promptly notify the Banks of any material taxes assessed, proposed to be assessed or which Borrower has reason to believe may be assessed against Borrower by the Internal Revenue Service with respect to any Plan. As used in this Section "material" means the measure of a matter of significance which shall be determined as being an amount equal to five per cent (5%) of the Consolidated Net Worth of Borrower and its Consolidated Subsidiaries.

           SECTION 5.7. WORKING CAPITAL. Borrower will not suffer or permit the Consolidated Net Current Assets at any time to fall below the current minimum amount required, which current minimum amount required shall be
(a) Fifty Million Dollars ($50,000,000) on March 31, 1995 through December 30, 1996, (b) Seventy Million Dollars ($70,000,000) on December 31, 1996 through December 30, 1997 and (c) Eighty Million Dollars ($80,000,000) on December 31, 1997 and thereafter, based upon Borrower's financial statements for the most recent calendar quarter. Borrower and its Consolidated Subsidiaries will maintain at all times the ratio of Current Assets to Current Liabilities of no less than the current minimum ratio required, which current minimum ratio required shall be (a) 1.75 to 1.00 on March 31, 1995 through December 30, 1996, (b) 2.00 to 1.00 on December 31, 1996 through December 30, 1997, and (c) 2.25 to 1.00 on December 31, 1997 and thereafter, based upon Borrower's financial statements for the most recent calendar quarter.

           SECTION 5.8. CASH-FLOW COVERAGE. Borrower and its Consolidated Subsidiaries will maintain at all times a ratio of Consolidated Cash-In-Flow to Consolidated Cash-Out-Flow of no less than the current minimum ratio required, which current minimum ratio required shall be (a) 1.75 to 1.00 on March 31, 1995 through December 30, 1995, (b) 2.15 to 1.00 on December 31, 1995, (c) 1.35 to 1.00 on January 1, 1996 through December 31, 1996, (d) 1.90 to 1.00 on January 1, 1997 through December 31, 1997, and (e) 2.00 to 1.00 on January 1, 1998 and thereafter, based upon Borrower's financial statements for the most recent calendar quarter and the fiscal year to date period ended at the end of such quarter.

           SECTION 5.9. NET WORTH. Borrower will not suffer or permit the Consolidated Net Worth of Borrower and its Consolidated Subsidiaries at any time to fall below the current minimum amount required, which current minimum amount required shall be Forty Five Million Dollars ($45,000,000) on March 31, 1995 through December 30, 1995, (b) Fifty Nine Million Dollars ($59,000,000) on December 31, 1995 through December 30, 1996, (c) Seventy Three Million Dollars ($73,000,000) on December 31, 1996 through December 30, 1997, and (c) Ninety Five Million Dollars ($95,000,000) on December 31, 1997 and thereafter, based upon Borrower's financial statements for the most recent calendar quarter; provided, however, that in the event that Borrower's Consolidated Net Worth, as of March 31, 1995, is (i) below the current minimum amount required and such decreased Consolidated Net Worth is solely attributable to a decrease in the acquired opening balances of RB&W Corporation and the write-off of assets of RB&W Corporation and the establishment of reserves and valuation accounts relating thereto (hereinafter referred to as the "Write-Down"), and (ii) not less than Forty-One Million Dollars ($41,000,000), then Borrower shall have until May 15, 1995 to enter into an amendment to this Section, in form and substance satisfactory to the Banks, which takes into account the Write-Down, and prior to May 15, 1995, such decreased Consolidated Net Worth shall not constitute a Possible Default hereunder.

           SECTION 5.10. LEVERAGE. Borrower and its Consolidated Subsidiaries will not suffer or permit at any time the ratio of (a) Total Liabilities minus Subordinated indebtedness to (b) Consolidated Net Worth (hereinafter referred to as "Leverage Ratio"), to exceed (i) 4.00 to 1.00 on March 31, 1995 through December 30, 1995, (ii) 3.00 to 1.00 on December 31, 1995 through December 30, 1996, (iii) 2.25 to 1.00 on December 31, 1996 through December 30, 1997, and (iv) 1.65 to 1.00 on December 31, 1997 and thereafter, based upon Borrower's financial statements for the most recent calendar quarter; provided, however, that in the event that (A) Borrower's Consolidated Net Worth, as of March 31, 1995, is (1) below the current minimum amount required in Section 5.9 hereof, and such decreased Consolidated Net Worth is solely attributable to a decrease in the acquired opening balances of RB&W Corporation and the write-off of assets of RB&W Corporation and the establishment of reserves and valuation accounts relating thereto (the "Write-Down"), and (2) not less than Forty-One Million Dollars ($41,000,000) and (B) Borrower's Leverage Ratio is no greater than 4.25 to 1.00, then Borrower shall have until May 15, 1995 to enter into an amendment to this Section, in form and substance satisfactory to the Banks, which takes into account the Write-Down, and prior to May 15, 1995, such increased Leverage Ratio shall not constitute a Possible Default hereunder.

           SECTION 5.11.           BORROWING.   Borrower will not create, incur
or have outstanding or permit any Subsidiary to create, incur or have outstanding any obligation for borrowed money or any Funded Indebtedness of any kind; provided, that this Section shall not apply to (a) the loans evidenced by the Notes issued pursuant to this credit agreement; (b) any loans granted to Borrower evidenced by promissory notes issued pursuant to any other agreement hereafter in effect so long as the aggregate principal amount of all such loans does not exceed Two Hundred Fifty Thousand Dollars ($250,000) at any one time outstanding; (c) the indebtedness set forth in Annex 2 attached hereto and made a part hereof; (d) indebtedness which may be incurred in connection with Borrower's acquisition, pursuant to the terms of Section 5.16 hereof, of Utica Corporation, so long as (i) such indebtedness is Subordinated by written agreement with the Agent and the Banks, and (ii) such indebtedness does not exceed the amount of Six Million Two Hundred Thousand Dollars ($6,200,000); (e) the indebtedness of RB&W Corporation to GE Credit Corporation so long as (i) such indebtedness does not exceed the amount of Thirty Million Dollars ($30,000,000), and (ii) all such indebtedness is paid in full on or before April 30, 1995; or (f) loans to Subsidiaries from Borrower.

           SECTION 5.12. LIENS. Borrower will not and will not permit any Subsidiary to create, assume or suffer to exist any lien upon any of its property or assets whether now owned or hereafter acquired; provided that this Section shall not apply to the following:

           (a) liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings;

           (b) other statutory liens incidental to the conduct of its business or the ownership of its property and assets which (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

           (c) liens on property or assets of a Consolidated Subsidiary to secure obligations of such Consolidated Subsidiary to Borrower or another Consolidated Subsidiary;

           (d) purchase money security interests or liens on fixed assets securing the loans pursuant to Section 5.11 (b) hereof;

           (e)         liens on fixed assets securing the loans pursuant to
Section 5.11 (c) hereof; and

           (f)         liens on fixed assets securing the loans pursuant to
Section 5.11 (e) hereof, so long as such liens and financing statements relating thereto are terminated on or prior to April 30, 1995, and evidence of such termination is provided to the Agent on or before May 15, 1995.

Borrower will not and will not permit any Consolidated Subsidiary to enter into any contract or agreement which would prohibit the Agent or the Banks from acquiring a security interest, mortgage or other lien on, or a collateral assignment of, any of the property or assets of Borrower and/or any of its Consolidated Subsidiaries.

           SECTION 5.13. REGULATIONS U and X. Borrower will not nor will it permit any Subsidiary to take any action that would result in any non-compliance of the loans made hereunder with Regulations U and X of the Board of Governors of the Federal Reserve System.

           SECTION 5.14. INVESTMENTS. No Company will (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership without the Bank's prior consent (which shall not be unreasonably withheld), (d) make or keep outstanding any advance or loan, or
(e) be or become a Guarantor of any kind, except guarantees securing only indebtedness of the Companies incurred pursuant to this credit agreement; provided, that this Section shall not apply to (i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business, (ii) any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank of the Federal Reserve System,
(iii) any investment in commercial paper or securities which at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody's Investor Service, Inc. or Standard and Poor's Corporation; (iv) the holding of Subsidiaries listed on Annex 3 attached hereto and made a part hereof; (v) the holding of Subsidiaries acquired pursuant to Section 5.16 hereof; (vi) the creation of a Subsidiary to make an acquisition pursuant to Section 5.16 hereof, so long as such Subsidiary is a Guarantor of Payment; (vii) any loan to a Subsidiary from Borrower; (viii) any investment of a Subsidiary of up to One Million Dollars ($1,000,000) in the common stock of a corporation that such Subsidiary is considering acquiring, so long as (A) such Subsidiary is a Guarantor of Payment, (B) the investment of all Companies for such purposes does not exceed the aggregate amount of Three Million Dollars ($3,000,000) and (C) the stock acquired by all Companies in any one corporation shall not exceed the amount of One Million Dollars ($1,000,000), unless acquired pursuant to the terms of Section 5.16 hereof; and
(ix) the creation of new Subsidiaries, so long as (A) the total assets of each such Subsidiary at all times is less than the amount of Two Hundred Fifty Thousand Dollars ($250,000), and (B) the total assets of all such new Subsidiaries shall not exceed the aggregate amount of One Million Dollars ($1,000,000). In the event of the creation of any Subsidiary permitted hereunder, Borrower shall provide to the Banks prompt written notice of such creation. In the event that the total assets of any Subsidiary which is not a Guarantor of Payment shall become or are equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000), Borrower shall provide the Banks with prompt written notice of such asset value.

           SECTION 5.15. MERGER AND SALE OF ASSETS. Borrower will not merge or consolidate with nor permit any Subsidiary to merge or consolidate with any other corporation or sell, lease or transfer or otherwise dispose of all or, during any twelve-month period, a substantial part of its assets to any person or entity, except that if no Possible Default shall then exist or immediately thereafter will begin to exist,

           (a) any Consolidated Subsidiary, other than RB&W Corporation, may merge with (i) Borrower (provided that Borrower shall be the continuing or surviving corporation) or (ii) any one or more other Consolidated Subsidiaries, provided that either (x) the continuing or surviving corporation shall be a Wholly-Owned Consolidated Subsidiary, or (y) after giving effect to any merger pursuant to this sub-clause (ii), Borrower and/or one or more Wholly-Owned Consolidated Subsidiaries shall own not less than the same percentage of the outstanding Voting Stock of the continuing or surviving corporation as Borrower and/or one or more Wholly-Owned Consolidated Subsidiaries owned of the merged Consolidated Subsidiary immediately prior to such merger, or

           (b) any Consolidated Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower, (ii) any Wholly-Owned Consolidated Subsidiary, other than RB&W Corporation, or (iii) any Consolidated Subsidiary, other than RB&W Corporation, of which Borrower and/or one or more Wholly-Owned Consolidated Subsidiaries shall own not less than the same percentage of Voting Stock as Borrower and/or one or more Wholly-Owned Consolidated Subsidiaries then own of the Consolidated Subsidiary making such sale, lease, transfer or other disposition.

           SECTION 5.16 ACQUISITIONS. Borrower will not acquire nor permit any Subsidiary to acquire the assets or stock of any other corporation (except as permitted by Section 5.14 (viii)) or other legal entity unless all of the following conditions are met:

           (a) the acquisition of any legal entity (including Subsidiaries and affiliated legal entities), or the purchase of a substantial portion of the assets of any legal entity, shall not exceed the aggregate purchase price (including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase) of Ten Million Dollars ($10,000,000), without the prior written approval of the Majority Banks. In the event that approval of the Banks is desired, pursuant to this subpart (a), (i) Borrower shall request that a meeting of the Banks be arranged as soon as possible, (ii) Borrower shall provide to the Banks appropriate and complete information (including such information as shall be requested by any Bank) for the evaluation of the acquisition, and (iii) the Banks shall provide to Borrower, through the Agent, a response to the request for approval of the acquisition within fifteen (15) Cleveland Banking Days after the termination of the aforesaid meeting of the Banks;

           (b) commencing on the Closing Date, there shall be no more than four (4) acquisitions within any twelve (12) month period, unless the Majority Banks shall consent in writing to more than four such acquisitions;

           (c) the acquisition shall be of a corporation organized and located within the United States, unless the Majority Banks shall consent in writing to a foreign acquisition;

           (d) the acquisition shall be in a line of business similar, as determined by the Majority Banks, to the current lines of business of Borrower and its Consolidated Subsidiaries, unless the Majority Banks shall consent in writing to an unrelated line of business;

           (e) the acquisition shall be a friendly acquisition such that the Board of Directors and, to the extent necessary, the shareholders of the legal entity to be acquired, have approved the acquisition, unless the Majority Banks shall consent in writing to an unfriendly acquisition;

           (f) Borrower shall have provided the Agent, at least fourteen (14) Cleveland Banking Days prior to the acquisition, with copies of the Purchase Agreement, pro forma financial projections for three (3) years, certifications of compliance with all financial covenants and of no default under the credit agreement, both prior to and subsequent to the acquisition (after taking the acquisition into effect) and such other financial information as the Banks may request;

           (g) the aggregate amount of borrowed money, other than indebtedness which has been Subordinated, utilized for all such acquisitions shall not exceed Twenty Five Million Dollars ($25,000,000); and

           (h) the acquired legal entity shall execute and deliver to the Agent at the time of such acquisition, a Guaranty of Payment of the Debt, in form and substance satisfactory to the Agent and the Majority Banks.

           SECTION 5.17. NOTICE. Borrower will cause its treasurer, or in his/her absence another officer designated by the treasurer, to promptly notify the Banks whenever any Possible Default may occur hereunder or any other representation or warranty made in Article VI hereof or elsewhere in this credit agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

           SECTION 5.18. ENVIRONMENTAL COMPLIANCE. Borrower and each Subsidiary will comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which Borrower or any Subsidiary owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower will furnish to the Banks promptly after receipt thereof a copy of any notice Borrower or any Subsidiary may receive from any governmental authority, private person or entity or otherwise that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against Borrower or such Subsidiary, any real property in which Borrower or such Subsidiary holds any interest or any past or present operation of Borrower or such Subsidiary. Neither Borrower nor any Subsidiary will allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which Borrower or such Subsidiary holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise. Borrower shall defend, indemnify and hold the Banks harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys fees) arising out of or resulting from the noncompliance of Borrower or any Subsidiary with any Environmental Law.

           SECTION 5.19. PLAN. Neither Borrower nor any Consolidated Subsidiary will suffer or permit any Plan to be amended if, as a result of such amendment, the current liability under the Plan is increased to such an extent that security is required pursuant to Section 307 of the Employee Retirement Income Security Act of 1974, as amended from time to time. As used herein, "current liability" means current liability as defined in Section 307 of such Act.

           SECTION 5.20.           USE OF PROCEEDS.   Borrower's use of the
proceeds of the Revolving Credit Notes shall be solely for working capital and other general corporate purposes of Borrower and its Consolidated Subsidiaries and for acquisition purposes consistent with the conditions set forth in
Section 5.16 hereof. Borrower's use of the proceeds of the Term Notes shall be solely for the acquisition by Borrower of RB&W Corporation and Capital Expenditures (as may be permitted pursuant to Section 5.21 hereof) of RB&W Corporation in connection with such acquisition.

           SECTION 5.21.           CAPITAL EXPENDITURES.   Borrower and its
Consolidated Subsidiaries will not invest in Capital Expenditures (a) more than an aggregate amount equal to Twelve Million Dollars ($12,000,000) during the 1995 fiscal year of Borrower, and (b) more than an amount equal to Ten Million Dollars ($10,000,000) during the 1996 fiscal year of Borrower and during each fiscal year of Borrower thereafter.

           SECTION 5.22.           CORPORATE NAMES.   No Company will change
its corporate name, unless, in each case, Borrower shall provide each Bank with thirty (30) days prior written notice thereof.

           SECTION 5.23.           LEASE RENTALS.    Borrower and its
Consolidated Subsidiaries will not pay or commit themselves to pay lease rentals on operating leases, for all Companies, in excess of the aggregate sum of Seven Million Dollars ($7,000,000) during any fiscal year of Borrower, commencing with the current fiscal year.

           SECTION 5.24.           SUBSIDIARY GUARANTIES.   Each Subsidiary or
other affiliate of Borrower, created, acquired or held subsequent to the Closing Date, shall execute and deliver to the Agent a Guaranty of Payment of all of the Debt, such agreement to be in form and substance acceptable to the Agent and the Majority Banks; provided, however, that a Subsidiary shall not be required to execute such Guaranty of Payment so long as (a) the total assets of such Subsidiary are less than the amount of Two Hundred Fifty Thousand Dollars ($250,000) and (b) the aggregate of the total assets of all of such Subsidiaries with total asset values of less than Two Hundred Fifty Thousand Dollars ($250,000) do not exceed the aggregate amount of One Million Dollars ($1,000,000).

           SECTION 5.25. TOTAL DEBT TO CAPITALIZATION. Borrower and its Consolidated Subsidiaries will not suffer or permit at any time the ratio of (a) Total Funded Indebtedness to (b) Total Funded Indebtedness plus Equity, to exceed (i) .60 to 1.00 on March 31, 1995 through December 30, 1995, (ii) .55 to 1.00 on December 31, 1995 through December 30, 1996, (iii) .48 to 1.00 on December 31, 1996 through December 30, 1997, and (iv) .45 to

1.00 on December 31, 1997 and thereafter, based upon Borrower's financial statements for the most recent calendar quarter.

           SECTION 5.26. SALE OF RB&W ASSETS. In the event that Borrower or RB&W Corporation sells any assets of RB&W Corporation pursuant to a bulk sale, Borrower shall pay to the Agent for the benefit of the Banks, on a pro rata basis, an amount equal to seventy-five percent (75%) of the proceeds of such sale as a mandatory partial prepayment of the Term Notes. Any such prepayment shall be subject to the prepayment penalties described in Section
2.4 hereof.


                  ARTICLE VI.  REPRESENTATIONS AND  WARRANTIES

           Subject only to such exceptions, if any, as may be fully disclosed in an officer's certificate or written opinion of counsel furnished by Borrower to each Bank prior to the execution and delivery hereof, Borrower represents and warrants as follows:

           SECTION 6.1. EXISTENCE. Borrower is a duly organized and validly existing Ohio corporation and is in good standing in the office of Ohio's Secretary of State.

           SECTION 6.2. RIGHT TO ACT. No registration with or approval of any governmental agency of any kind is required for the due execution and delivery or for the enforceability of this credit agreement and any Note issued pursuant to this credit agreement. Borrower has legal power and right to execute and deliver this credit agreement and any Note issued pursuant to this credit agreement and to perform and observe the provisions of this credit agreement and any Note issued pursuant hereto. By executing and delivering this credit agreement and any Note issued pursuant to this credit agreement and by performing and observing the provisions of this credit agreement and any Note issued pursuant hereto, Borrower will not violate any existing provision of its articles of incorporation, code of regulations or by-laws or any applicable law or violate or otherwise become in default under any existing contract or other obligation binding upon Borrower. The officers executing and delivering this credit agreement on behalf of Borrower have been duly authorized to do so, and this credit agreement and any Note, when executed, are legally binding upon Borrower in every respect.

           SECTION 6.3. LITIGATION AND LIENS. No litigation or proceeding is pending or threatened against Borrower or its Subsidiaries before any court or any administrative agency which is reasonably expected to have a material adverse effect on Borrower. The Internal Revenue Service has not alleged any material default by Borrower in the payment of any tax or threatened to make any material assessment in respect thereof.

           SECTION 6.4. ERISA COMPLIANCE. Neither Borrower nor any Consolidated Subsidiary has incurred any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder. No Reportable Event has occurred with respect to any Plan. The Pension Benefit Guaranty Corporation, established thereunder, has not asserted that Borrower or any

Consolidated Subsidiary has incurred any material liability in connection with any Plan. No lien has been attached and no person has threatened to attach a lien on any property of Borrower or any Consolidated Subsidiary as a result of Borrower's or any Consolidated Subsidiary's failing to comply with such act or regulation. As used in this Section "material" means the measure of a matter of significance which shall be determined as being an amount equal to at least five per cent (5%) of the Consolidated Net Worth of Borrower and its Consolidated Subsidiaries.

           SECTION 6.5. ACTUARIAL VALUATION REPORTS. To the best of Borrower's knowledge, the actuarial valuation reports respectively prepared and certified by the actuaries and employee benefit consultants of Borrower and its Consolidated Subsidiaries, with respect to each Plan as of the end of Borrower's preceding fiscal year, copies of which actuarial valuation reports have been furnished to the Banks, fairly present the actuarial condition of each Plan as of the end of Borrower's preceding fiscal year and the annual contribution requirements for the year in which this credit agreement is executed.

           SECTION 6.6. ENVIRONMENTAL COMPLIANCE. Borrower and each Subsidiary are in substantial compliance with any and all Environmental Laws including, without limitation, all Environmental Laws in all jurisdictions in which Borrower or any Subsidiary owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No material litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of their knowledge, threatened against Borrower or any Subsidiary, any real property in which Borrower or any Subsidiary holds or has held an interest or any past or present operation of Borrower or any Subsidiary. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which Borrower or any Subsidiary holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise.

           SECTION 6.7. SOLVENCY. Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to the Banks. Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of this credit agreement or any Note to the Banks. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to the Banks incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

           SECTION 6.8. FINANCIAL STATEMENTS. Borrower's and its Consolidated Subsidiaries' most recent consolidated financial statements, furnished to each Bank, are true and complete, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used by Borrower and its Consolidated Subsidiaries during Borrower's immediately preceding full fiscal year, except as stated therein, and fairly present Borrower's and its Consolidated Subsidiaries' financial condition as of the date of such financial statements and the results of their operations for the interim period then ending. Since that date, there has been no material adverse change in Borrower's and its Consolidated Subsidiaries' financial condition, properties or business nor any change in their accounting procedures. As used in this Section, "material" means the measure of a matter of significance which shall be determined as being an amount equal to at least ten per cent (10%) of the Consolidated Net Worth of Borrower and its Consolidated Subsidiaries.

           SECTION 6.9. REGULATIONS. Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any loans hereunder (or any conversion thereof) nor the use of the proceeds of such loans will violate, or be inconsistent with, the provisions of Regulation U or X of said Board of Governors.

           SECTION 6.10            LIENS AND SECURITY INTERESTS.    On the
Closing Date, except for liens permitted pursuant to Section 5.12 hereof, (a) there is no financing statement outstanding covering any personal property of Borrower or of any Subsidiary, other than a financing statement in favor of the Agent on behalf of the Banks, if any; (b) there is no mortgage outstanding covering any real property of Borrower or of any Subsidiary, other than a mortgage in favor of the Agent on behalf of the Banks, if any; and (c) no real or personal property of Borrower or of any Subsidiary is subject to any security interest or lien of any kind other than any security interest or lien which may be granted to the Agent on behalf of the Banks. On the Closing Date, neither Borrower nor any Consolidated Subsidiary has entered into any contract or agreement which would prohibit the Agent or the Banks from acquiring a security interest, mortgage or other lien on, or a collateral assignment of, any of the property or assets of Borrower and/or any of its Consolidated Subsidiaries.

           SECTION 6.11. DEFAULTS. No Possible Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.


                        ARTICLE VII.   EVENTS OF DEFAULT

        Each of the following shall constitute an event of default hereunder:

           SECTION 7.1. PAYMENTS. If the principal of or interest on any Note or any commitment or other fee shall not be paid in full punctually when due and payable and shall remain unpaid for a period of five (5) consecutive Cleveland Banking Days.

           SECTION 7.2. SPECIAL COVENANTS. If Borrower, any Guarantor of Payment or any Consolidated Subsidiary shall fail or omit to perform and observe Sections 5.7, 5.8, 5.9, 5.10, 5.11, 5.15, 5.16, 5.20, 5.25
OR 5.26 hereof.

           SECTION 7.3. OTHER COVENANTS. If Borrower, any Guarantor of Payment or any Consolidated Subsidiary shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 7.1 or 7.2 hereof) contained or referred to in this credit agreement or any Related Writing that is on Borrower's part to be complied with, and that Possible Default shall not have been fully corrected within fifteen (15) days after the giving of written notice thereof to Borrower by Agent or any Bank that the specified Possible Default is to be remedied.

           SECTION 7.4. WARRANTIES. If any representation, warranty or statement made in or pursuant to this credit agreement or any Related Writing or any other material information furnished by Borrower, any Guarantor of Payment or any Consolidated Subsidiary to the Banks or any thereof or any other holder of any Note, shall be false or erroneous in any material respect.

           SECTION 7.5. CROSS DEFAULT. If Borrower, any Guarantor of Payment or any Consolidated Subsidiary shall default in the payment of principal or interest due and owing upon any other obligation for borrowed money in excess of Fifty Thousand Dollars ($50,000) beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity.

           SECTION 7.6. TERMINATION OF PLAN. If (a) any Reportable Event occurs and the Banks, in their sole determination, deem such Reportable Event to constitute grounds (i) for the termination of any Plan by the Pension Benefit Guaranty Corporation or (ii) for the appointment by the appropriate United States district court of a trustee to administer any Plan and such Reportable Event shall not have been fully corrected or remedied to the full satisfaction of the Banks within thirty (30) days after giving of written notice of such determination to Borrower by the Banks or (b) any Plan shall be terminated within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended, or (c) a trustee shall be appointed by the appropriate United States district court to administer any Plan, or (d) the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; provided, however, that such events described in clauses (a), (b), (c) or (d) above shall only constitute an Event of Default if the "amount of unfunded benefit liabilities" (as defined in Title IV of ERISA) of such Plan shall exceed Fifty Thousand Dollars ($50,000).

           SECTION 7.7. CHANGE IN MANAGEMENT/OWNERSHIP. If Edward Crawford shall cease to own at least twenty percent (20%) of the outstanding stock of Borrower or shall cease to perform his role as chief executive officer of Borrower.

           SECTION 7.8. MONEY JUDGMENT. A final judgment or order for the payment of money shall be rendered against Borrower, any Guarantor of Payment or any Consolidated Subsidiary by a court of competent jurisdiction, which remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments shall exceed Five Hundred Thousand Dollars ($500,000).

           SECTION 7.9. SOLVENCY. If Borrower, any Guarantor of Payment or any Consolidated Subsidiary shall (a) discontinue business (except as the result of a merger into, or a transfer of its assets and business to Borrower or a Guarantor of Payment as may be permitted hereunder and except as to a Subsidiary with total assets having a fair market value of less than Two Hundred Fifty Thousand Dollars ($250,000)), or (b) generally not pay its debts as such debts become due, or (c) make a general assignment for the benefit of creditors, or (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, or (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.


                     ARTICLE VIII.   REMEDIES UPON DEFAULT

           Notwithstanding any contrary provision or inference herein or elsewhere,

           SECTION 8.1. OPTIONAL DEFAULTS. If any event of default referred to in Section 7.1, 7.2., 7.3, 7.4, 7.5, 7.6, 7.7 or 7.8 hereof shall occur, the Majority Banks shall have the right in their discretion, by directing the Agent, on behalf of the Banks, to give written notice to Borrower, to

           (a) terminate the Commitments and the credits hereby established, if not theretofore terminated, and, immediately upon such election, the obligations of Banks, and each thereof, to make any further loan or loans hereunder, and the obligation of the Agent to issue any Letter of Credit hereunder, immediately shall be terminated, and/or

           (b) accelerate the maturity of all of Borrower's Debt to the Banks (if it be not already due and payable), whereupon all of Borrower's Debt to the Banks shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

           SECTION 8.2. AUTOMATIC DEFAULTS. If any event of default referred to in Section 7.9 hereof shall occur,

           (a) all of the Commitments and the credits hereby established shall automatically and immediately terminate, if not theretofore terminated, and no Bank thereafter shall be under any obligation to grant any further loan or loans hereunder, nor shall the Agent be obligated to issue any Letter of Credit hereunder, and

           (b) the principal of and interest on any Notes then outstanding, and all of Borrower's Debt to the Banks, shall thereupon become and thereafter be immediately due and payable in full (if it be not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

           SECTION 8.3. LETTERS OF CREDIT. If the maturity of the Notes is accelerated pursuant to Sections 8.1 or 8.2 hereof, Borrower shall immediately deposit with the Agent, as security for Borrower's and any Guarantor of Payment's obligations to reimburse the Agent and the Banks for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. The Agent and the Banks are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Bank to or for the credit or account of Borrower and its Subsidiaries or any thereof, as security for Borrower's and any Guarantor of Payment's obligations to reimburse the Agent and the Banks for any then outstanding Letters of Credit.

           SECTION 8.4. OFFSETS. If there shall occur or exist any Possible Default referred to in Section 7.9 hereof or if the maturity of the Notes is accelerated pursuant to Section 8.1 or 8.2 hereof, each Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to Section 8.5 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Bank to or for the credit or account of Borrower, all without notice to or demand upon Borrower or any other person, all such notices and demands being hereby expressly waived by Borrower.

           SECTION 8.5. EQUALIZATION PROVISION. Each Bank agrees with the other Banks that if it, at any time, shall obtain any Advantage over the other Banks or any thereof in respect of Borrower's Debt to the Banks (except under Article III hereof), it will purchase from the other Banks, for cash and at par, such additional participation in Borrower's Debt to the Banks as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the person recovering the Advantage from such Bank) ratably to the extent of the recovery. Borrower agrees that any Bank so purchasing a participation from the other Banks or any thereof pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank was a direct creditor of Borrower in the amount of such participation.

                            ARTICLE IX.   THE AGENT

           The Banks authorize Society National Bank and Society National Bank hereby agrees to act as Agent for the Banks in respect of this credit agreement upon the terms and conditions set forth elsewhere in this credit agreement, and upon the following terms and conditions:

           SECTION 9.1. APPOINTMENT AND AUTHORIZATION. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers hereunder as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

           SECTION 9.2. NOTE HOLDERS. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such payee and in form satisfactory to the Agent.

           SECTION 9.3. CONSULTATION WITH COUNSEL. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

           SECTION 9.4. DOCUMENTS. The Agent shall not be under a duty to examine into or pass upon the validity, effectiveness, genuineness or value of this credit agreement, the Notes, any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

           SECTION 9.5. AGENT AND AFFILIATES. With respect to the loans made hereunder, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or affiliate of Borrower.

           SECTION 9.6. KNOWLEDGE OF DEFAULT. It is expressly understood and agreed that the Agent shall be entitled to assume that no Possible Default has occurred and is continuing, unless the Agent has been notified by a Bank in writing that such Bank considers that a Possible Default has occurred and is continuing and specifying the nature thereof.

           SECTION 9.7. ACTION BY AGENT. So long as the Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Possible Default shall have occurred and be continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this credit agreement. The Agent shall incur no liability under or in respect of this credit agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

           SECTION 9.8. NOTICES, DEFAULT, ETC. In the event that the Agent shall have acquired actual knowledge of any Possible Default, the Agent shall promptly notify the Banks and will take such action and assert such rights under this credit agreement as the Majority Banks shall direct and the Agent shall inform the other Banks in writing of the action taken. The Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

           SECTION 9.9. INDEMNIFICATION OF AGENT. The Banks agree to indemnify the Agent (to the extent not reimbursed by Borrower), ratably according to the respective principal amounts of their Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in its capacity as agent in any way relating to or arising out of this credit agreement or any action taken or omitted by the Agent with respect to this credit agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees) or disbursements resulting from the Agent's gross negligence, willful misconduct or from any action taken or omitted by the Agent in any capacity other than as agent under this credit agreement.


                           ARTICLE X.   MISCELLANEOUS

           SECTION 10.1. BANKS' INDEPENDENT INVESTIGATION. Each Bank, by its signature to this credit agreement, acknowledges and agrees that the Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of Borrower or any Subsidiary or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Agent and such Bank. Each Bank represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of Borrower and any Subsidiary in connection with the extension of credit hereunder, and agrees that the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the first loans hereunder or at any time or times thereafter.

           SECTION 10.2. NO WAIVER; CUMULATIVE REMEDIES. No omission or course of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

           SECTION 10.3. AMENDMENTS, CONSENTS. No amendment, modification, termination, or waiver of any provision of this credit agreement or of the Notes nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing provision to the contrary, the consent the holders of seventy-six percent (76%) of the amount of the Commitments, or, if there is borrowing hereunder, the holders of seventy-six percent (76%) of the amount of the Notes, shall be required with respect to Sections 5.8, 5.9 and 5.25 hereof. Furthermore, anything herein to the contrary notwithstanding, unanimous consent of the Banks shall be required with respect to (a) the extension of maturity of the Notes, the payment date of interest thereunder, or the payment of commitment or other fees or amounts payable hereunder, (b) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or the payment of commitment or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Banks hereunder, (c) any change in any percentage voting requirement in this credit agreement, or (d) the release of any Guarantor of Payment. Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Borrower to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.

           SECTION 10.4 EXTENSION OF REVOLVING CREDITS. Upon the written request of Borrower received by the Agent at least ninety (90) days prior to the first and/or second anniversary of the Closing Date, the Banks shall have the option of extending the revolving credit described in Section 2.1A for an additional year. Each such extension shall require the unanimous written consent of each of the Banks. Upon each one year extension of the Revolving Credit Commitment, whether or not occurring pursuant to this Section, Borrower shall pay to Agent, on behalf of all Banks, an extension fee of one-tenth of one percent (1/10%) of the Revolving Credit Commitment as extended, such amount to be shared pro rata by the Banks in accordance with the Commitment of each Bank. Such extension fee shall be payable on the date of execution of documents relating to the extension and shall not be refundable in any event. Such extension fee shall be in addition to all fees, costs and other amounts payable under the terms of this credit agreement.

           SECTION 10.5.           INCREASE IN REVOLVING CREDIT COMMITMENT.
Upon the written request of Borrower received by the Agent, the Banks shall have the option of increasing the amount of the Revolving Credit Commitment by an additional Ten Million Dollars ($10,000,000). Such increase shall require the unanimous written consent of each of the Banks. Such increase shall be upon similar terms and conditions as are set forth in this credit agreement. Borrower shall pay all fees, costs and other amounts payable in connection with such increase.

           SECTION 10.6. NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this credit agreement, if to a Bank, mailed or delivered to it, addressed to the address of such Bank specified on the signature pages of this credit agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices from Borrower to Agent or the Banks pursuant to any of the provisions hereof shall not be effective until received by Agent or the Banks.

           SECTION 10.7. COSTS, EXPENSES AND TAXES. Borrower agrees to pay on demand all costs and expenses of the Banks and Agent, including, but not limited to, (a) administration and out-of-pocket expenses of Agent in connection with the administration of this credit agreement, the Notes, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent or the Banks in connection with the administration of this credit agreement, the Notes and the other instruments and documents to be delivered hereunder, (c) the reasonable fees and out-of-pocket expenses of special counsel for the Banks, with respect thereto and of local counsel, if any, who may be retained by said special counsel with respect thereto, and (d) all costs and expenses, including reasonable attorney's fees, in connection with the restructuring or enforcement of this credit agreement or any Related Writing. Borrower also agrees to pay any expenses of the Banks and the Agent incurred in connection with the preparation of this credit agreement and any Related Writings, so long as attorneys fees incurred for preparation of the credit agreement, the Guaranties of Payment and the Agent Fee Letter, exclusive of reimbursement of out-of pocket costs and attorney fees relating to lien searches, do not exceed the aggregate of Fifteen Thousand Dollars ($15,000). In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of this credit agreement or the Notes, and the other instruments and documents to be delivered hereunder, and agrees to save Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

           SECTION 10.8. INDEMNIFICATION. Borrower agrees to defend, indemnify and hold harmless the Agent and the Banks from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees), or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent or any Bank in connection with any investigative, administrative or judicial proceeding (whether or not such Bank or the Agent shall be designated a party thereto) or any other claim by any person or entity relating to or arising out of this credit agreement or any actual or proposed use of proceeds of the loans hereunder or any activities of Borrower, any Guarantor of Payment, any Consolidated Subsidiary or any of their affiliates; provided that no Bank nor the Agent shall have the right to be indemnified under this Section for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. All obligations provided for in this Section 10.7 shall survive any termination of this credit agreement.

           SECTION 10.9. CAPITAL ADEQUACY. To the extent not covered by Article III hereof, if any Bank shall have determined, after the date hereof, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which such Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its holding company) for such reduction. Each Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed.

           SECTION 10.10. OBLIGATIONS SEVERAL; NO FIDUCIARY OBLIGATIONS. The obligations of the Banks hereunder are several and not joint. Nothing contained in this credit agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this credit agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrower and the Banks with respect to this credit agreement, any Note and any Related Writing is and shall be solely that of debtor and creditor, respectively, and no Bank has any fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

           SECTION 10.11. EXECUTION IN COUNTERPARTS. This credit agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

           SECTION 10.12. BINDING EFFECT; BORROWER'S ASSIGNMENT. This credit agreement shall become effective when it shall have been executed by Borrower, Agent and by each Bank and thereafter shall be binding upon and inure to the benefit of Borrower and each of the Banks and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Banks.

           SECTION 10.13.          BANK ASSIGNMENTS/PARTICIPATIONS.    With the
written consent of the Agent, any Bank may assign its rights and obligations under this credit agreement to another financial institution, provided that each Bank shall retain an undivided ten percent (10%) in the Commitment and in the aggregate amount of the Notes issued hereunder. Each assignment shall be subject to the payment, by the assignor, of a service fee of Two Thousand Five Hundred Dollars ($2,500) to the Agent at least ten (10) days prior to the date of transfer of the assigned interest. In the event that a Bank grants a participation to another financial institution, the voting rights of such participant shall be limited to those items requiring the unanimous consent of the Banks pursuant to Section 10.3 hereof.

           SECTION 10.14. GOVERNING LAW. This credit agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and the Banks shall be governed by Ohio law, without regard to principles of conflict of laws.

           SECTION 10.15. SEVERABILITY OF PROVISIONS; CAPTIONS. Any provision of this credit agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this credit agreement.

           SECTION 10.16. INVESTMENT PURPOSE. Each of the Banks represents and warrants to Borrower that it is entering into this credit agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Bank shall at all times retain full control over the disposition of its assets.

           SECTION 10.17. ENTIRE AGREEMENT. This credit agreement, any Note and any other agreement, document or instrument attached hereto or referred to herein or executed on or as of the date hereof integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

           SECTION 10.18. JURY TRIAL WAIVER. BORROWER AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY ANY BANK'S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG BORROWER AND THE BANKS, OR ANY THEREOF.

Address:   600 Tower East                  PARK-OHIO INDUSTRIES, INC.
           20600 Chagrin Blvd.
           Shaker Heights, Ohio  44122     By:_______________________________
                                              James S. Walker, Vice President

                                           and_______________________________
                                              Ronald J. Cozean, Secretary


Address:   Society Center                  SOCIETY NATIONAL BANK, individually
           127 Public Square               and as Agent
           Cleveland, Ohio  44114-1306
           Attention: Commercial Loans-    By:_________________________________
           Cleveland District                 Kenneth M. Merhar, Vice President


Address:   611 Woodward Avenue             NBD BANK, N.A.
           Detroit, Michigan  48226
           Attention: Midwest Banking      By:__________________________________
                                              Frederick Crawford, Vice President


Address:   Huntington Building             THE HUNTINGTON NATIONAL BANK
           917 Euclid Avenue
           Attention: Commercial           By:_________________________________
           Banking Division                   John P. Barsotti, Vice President






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